EXHIBIT 2








                         REGISTRATION RIGHTS AGREEMENT

                                BY AND BETWEEN

                                 GABY A. AJRAM

                                      AND

                        PACKAGING DYNAMICS CORPORATION



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                               TABLE OF CONTENTS


1.   SECURITIES SUBJECT TO THIS AGREEMENT...................................1
     1.1   Definitions......................................................1
     1.2   Registrable Securities...........................................1

2.   DEMAND REGISTRATION....................................................2
     2.1   Request for Demand Registration..................................2
     2.2   Effective Demand Registration and Expenses.......................2
     2.3   Underwriting Procedures..........................................2

3.   PIGGY-BACK REGISTRATION OF COMMON STOCK................................3

4.   HOLDBACK AGREEMENTS....................................................4

5.   REGISTRATION PROCEDURES................................................4

6.   REGISTRATION EXPENSES..................................................7

7.   INDEMNIFICATION; CONTRIBUTION..........................................7
     7.1   Indemnification by Packaging Dynamics............................7
     7.2   Indemnification by the Holder....................................8
     7.3   Conduct of Indemnification Proceedings...........................8
     7.4   Contribution.....................................................9

8.   PARTICIPATION IN UNDERWRITTEN REGISTRATIONS...........................10

9.   COVENANT OF THE HOLDER................................................10

10.  RULE 144..............................................................10

11.  DISPOSITION OF REGISTRABLE SECURITIES.................................10

12.  LEGEND ON CERTIFICATES................................................11

13.  TAG-ALONG RIGHTS......................................................12

14.  ELECTION OF DIRECTORS.................................................12
     14.1  Nominees........................................................12
     14.2  Election........................................................13

15.  MISCELLANEOUS.........................................................13
     15.1  Recapitalization, Exchanges, etc., Affecting Packaging
             Dynamics' Capital Stock.......................................13
     15.2  Enforceability..................................................13
     15.3  No Inconsistent Agreements......................................13
     15.4  Remedies........................................................13
     15.5  Amendments and Waivers..........................................14
     15.6  Notices.........................................................14
     15.7  Binding Effect; Assignment......................................15
     15.8  Counterparts....................................................15
     15.9  Interpretation..................................................15
     15.10 Governing Law; Interpretation...................................16
     15.11 Severability....................................................16
     15.12 Mediation.......................................................16
     15.13 Jurisdiction....................................................17
     15.14 Dispute Costs...................................................17
     15.15 Arm's-Length Negotiations.......................................17
     15.16 Entire Agreement................................................17

                         REGISTRATION RIGHTS AGREEMENT

         REGISTRATION RIGHTS AGREEMENT, dated September 14, 2004 (this "Agreement"), among Packaging Dynamics Corporation, a Delaware corporation ("Packaging Dynamics" or the "Company") and Gaby A. Ajram (the "Holder").

         Packaging Dynamics and the Holder are entering into this Agreement with respect to the Registrable Securities (as hereinafter defined) in accordance with Section 2.2 of that certain Acquisition Agreement, dated as of August 6, 2004 (the "Acquisition Agreement"), by and among Packaging Dynamics, the Holder and the other parties thereto.

         The parties hereby agree as follows:

1.       SECURITIES SUBJECT TO THIS AGREEMENT

         1.1 Definitions

                  1.1.1 "Affiliate" has the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  1.1.2 "Common Stock" means Packaging Dynamics' common stock, par value $.01 per share.

                  1.1.3 "Packaging Investors Registration Rights Agreement" means the First Amended and Restated Registration Rights Agreement, dated October 23, 2002, by and among Packaging Investors, L.P. ("Packaging Investors"), DCBS Investors, L.L.C. ("DCBS"), CB Investors, L.L.C.("CB"), Thomas J. Wolf and Packaging Dynamics.

                  1.1.4 "Registrable Securities" means, subject to Section 1.2, any shares of Common Stock issued to the Holder in the transactions contemplated by the Acquisition Agreement and any securities issued or issuable with respect to any Common Stock referred to above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

         1.2 Registrable Securities. Only Registrable Securities shall be eligible for registration pursuant to the terms hereof. For purposes of this Agreement, shares of Common Stock (or securities issued with respect thereto) will cease to be Registrable Securities when (i) a registration statement covering such Registrable Securities has been declared effective under the Securities Act of 1933, as amended (the "Act"), by the Securities and Exchange Commission (the "SEC"), and such Registrable Securities have been disposed of pursuant to such effective registration statement or (ii) at such time the Holder wishes to sell his shares of Common Stock (or securities issued with respect thereto), the entire amount of such shares of Common Stock (or securities issued with respect thereto) to be sold is, or, in the opinion of counsel to Packaging Dynamics, may be distributed to the public pursuant to Rule 144 (or any successor provision then in force) under the Act or otherwise without registration under the Act.

2.       DEMAND REGISTRATION

         2.1 Request for Demand Registration. At any time after the first anniversary of the date hereof, the Holder may make a written request for registration of Registrable Securities having an aggregate offering price of more than $1 million under the Act and under the securities or blue sky laws of any jurisdiction designated by the Holder (each, a "Demand Registration"). Each request for a Demand Registration shall specify the amount of the Registrable Securities proposed to be sold and the intended method of disposition thereof. Upon a request for a Demand Registration, Packaging Dynamics shall promptly take such steps as are necessary or appropriate to prepare for the registration of the Registrable Securities to be registered; provided that Packaging Dynamics shall have the right, upon written notice to the Holder, to postpone for up to 60 days any registration requested pursuant to this Section 2 if, in the good faith opinion of the board of directors of Packaging Dynamics, such registration would materially interfere with any material acquisition or financial transaction then being pursued by Packaging Dynamics. Packaging Dynamics may not exercise its right to delay registration under this Section 2 more than once in any twelve month period. Subject to
Section 2.2 hereof, Packaging Dynamics shall have no obligation to register Registrable Securities under this Section 2.1 on more than two occasions.

         2.2 Effective Demand Registration and Expenses. Packaging Dynamics shall, subject to Section 2.3 hereof, use its commercially reasonable efforts to effect Demand Registrations pursuant to written requests made in accordance with Section 2.1 of this Agreement. In addition to any other remedies available to Holder, if a registration statement in connection with a Demand Registration is not declared effective on or before the expiration of one hundred twenty (120) days after a request is delivered under Section 2.1, then Packaging Dynamics shall be required to effect one (1) additional Demand Registration for the Registrable Securities included in such Demand Registration pursuant to the terms of this Agreement. A registration shall not count as a Demand Registration until it has become effective and remains continuously effective for the lesser of (i) one hundred twenty (120) days or
(ii) such time as all of the Registrable Securities proposed to be sold pursuant to the Demand Registration have been sold. In any registration initiated as a Demand Registration, Packaging Dynamics shall pay all Registration Expenses in connection therewith, whether or not such Demand Registration becomes effective.

         2.3 Underwriting Procedures. If the Holder so elects, the offering of such issue of Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering and the Holder shall select and obtain the investment banker or investment bankers and manager or managers that will administer the offering (the "Approved Underwriter"); provided that the Approved Underwriter shall be reasonably acceptable to Packaging Dynamics. In such event, if the Approved Underwriter advises Packaging Dynamics in writing that in its opinion the total amount of securities that the Holder, Packaging Dynamics, Packaging Investors and any other persons or entities intend to include in such offering (the "Total Securities") is sufficiently large as to have a material adverse effect on the distribution of the Total Securities, then the Total Securities shall be reduced to the amount recommended by the Approved Underwriter, which amount shall be allocated first to the Holder, second to Packaging Investors and any other holders of registrable securities pursuant to the Packaging Investors Registration Rights Agreement pro rata on the basis of the number of registrable securities requested to be registered thereby, third to the Company and fourth to any other holders of registrable securities. The Holder shall pay all discounts and commissions of the Approved Underwriter with respect to the Registrable Securities of the Holder included in such offering.

3.       PIGGY-BACK REGISTRATION OF COMMON STOCK.

         If Packaging Dynamics proposes to file a registration statement under the Act with respect to an offering by Packaging Dynamics for its own account and/or for the account of Packaging Investors or the transferees of DCBS and CB of Common Stock (other than a registration statement on Form S-4 or S-8 or any successor or similar forms thereto), then Packaging Dynamics shall give the Holder at least 20 days' prior written notice of such proposed registration and distribution and offer to the Holder the opportunity to register such amount of Registrable Securities as the Holder may request in writing. Subject to Section 8 hereof, Packaging Dynamics shall include, or use its commercially reasonable efforts (within thirty (30) days after the notice provided for in the preceding sentence) to cause the managing underwriter or underwriters of a proposed underwritten offering (the "Company Underwriter") to permit the Holder to participate in the registration for such offering and to include, such Registrable Securities in such offering. Notwithstanding the foregoing, if the Company Underwriter advises Packaging Dynamics in writing that in its opinion the Total Securities is sufficiently large as to have a material adverse effect on the distribution of the Total Securities, then the Total Securities shall be reduced to the amount recommended by the Company Underwriter, which amount shall be allocated (1) in the case of a registration requested by Packaging Investors, first to Packaging Investors, the Holder and any other holders of registrable securities pursuant to the Packaging Investors Registration Rights Agreement pro rata on the basis of (i) the number of registrable securities requested to be registered by Packaging Investors, (ii) an amount equal to the lesser of (x) 50% of the then outstanding Registrable Securities owned by the Holder and (y) the number of Registrable Securities requested to be registered by the Holder, (iii) with respect to each of the other holders requesting registration of registrable securities pursuant to the Packaging Investors Registration Rights Agreement (other than Frank V. Tannura ("Mr. Tannura")), the number of registrable securities requested to be registered by such holder (other than Mr. Tannura) and (iv) with respect to Mr. Tannura requesting registration of registrable securities pursuant to the Packaging Investors Registration Rights Agreement, an amount equal to the lesser of (x) 50% of the then outstanding registrable securities owned by Mr. Tannura and (y) the number of registrable securities requested to be registered by Mr. Tannura, second to the Holder and the holders of registrable securities pursuant to the Packaging Investors Registration Rights Agreement (including Mr. Tannura) pro rata on the basis of the number of Registrable Securities or registrable securities, as the case may be, requested to be registered thereby to the extent such Registrable Securities or registrable securities, as the case may be, were not covered by the immediately preceding clause, third to the Company and fourth to any other holders of registrable securities, (2) in the case of a registration requested by the transferees of DCBS and CB, first to the holders of registrable securities pursuant to the Packaging Investors Registration Rights Agreement in accordance with the terms thereof, second to the Holder, third to the Company and fourth to any other holders of registrable securities, and (3) in any other case, first to the Company, second to Packaging Investors, the Holder and any other holders of registrable securities pursuant to the Packaging Investors Registration Rights Agreement pro rata on the basis of the number of Registrable Securities or registrable securities, as the case may be, requested to be registered thereby and third to any other holders of registrable securities. Packaging Dynamics shall bear all Registration Expenses in connection with any registration pursuant to this Section 3 (except for the discounts or commissions of the Company Underwriter applicable to the registration of the securities pursuant to this Section 3, which shall be paid pro rata on the basis of the number of securities registered hereby).

4.       HOLDBACK AGREEMENTS.

         To the extent not inconsistent with applicable law, the Holder agrees not to effect any public sale or distribution of any Registrable Securities, including a sale pursuant to Rule 144 under the Act, during the period commencing on the tenth (10th) day prior to the anticipated effective date of, and continuing through and including the one hundred eightieth (180th) day after the actual effective date of a registration statement under Section 3 of this Agreement (except as part of such registration), in each case, if and to the extent requested by Packaging Dynamics in the case of a nonunderwritten public offering or if and to the extent requested by Packaging Dynamics or the Company Underwriter in the case of an underwritten public offering, provided that, in the event such request is made to the Holder, Packaging Dynamics shall use commercially reasonable efforts to obtain the agreement of its directors and executive officers and Packaging Investors not to effect any public sale or distribution of any securities of (or securities convertible into or exchangeable or exercisable for securities of) the same class as the Registrable Securities during such period as the Holder is prohibited from effecting any sale or public distribution pursuant to this Section 4. Nothwithstanding the foregoing, the agreement of the Holder set forth above is conditioned on Packaging Investors and all officers and directors of the Company entering into similar agreement.

5.       REGISTRATION PROCEDURES.

         In connection with any registration effected pursuant to the terms of this Agreement, Packaging Dynamics shall as expeditiously as possible:

         (a) prepare and file with the SEC, not later than forty-five (45) days after receipt of a request to file a registration statement with respect to Registrable Securities, a registration statement of any form for which Packaging Dynamics then qualifies and which counsel for Packaging Dynamics deems appropriate for the sale of such Registrable Securities in accordance with the intended method of distribution thereof. Packaging Dynamics shall use its commercially reasonable efforts to cause such registration statement to become effective; provided, however, that before filing a registration statement or prospectus or any amendments or supplements thereto, Packaging Dynamics shall (i) provide counsel selected by the Holder ("Holder's Counsel") with an opportunity to participate in the preparation of such registration statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the SEC, which documents shall be subject to the review of Holder's Counsel, and (ii) notify Holder's Counsel and the Holder of any stop order issued or threatened by the SEC and take all reasonable action required to prevent the entry of such stop order or to remove it if entered;

         (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until the earliest to occur of (i) the expiration of one hundred twenty (120) days and
(ii) the date all Registrable Securities included therein have been sold and comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

         (c) furnish to the Holder and to the Holder's Counsel, prior to filing a registration statement, copies of such registration statement as proposed to be filed, and thereafter such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Holder's Counsel may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Holder;

         (d) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Holder's Counsel reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of the Registrable Securities held by the Holder; provided, however, that Packaging Dynamics shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or
(iii) consent to general service of process in any such jurisdiction;

         (e) use its commercially reasonable efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Packaging Dynamics to enable the Holder to consummate the disposition of such Registrable Securities;

         (f) notify the Holder, at any time when a prospectus relating to the registration statement is required to be delivered under the Act, upon discovery of, or upon the happening of any event as a result of which, the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. In such instance, Packaging Dynamics promptly shall prepare and file a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

         (g) in connection with any underwritten public offering, enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

         (h) in the event such sale is pursuant to an underwritten offering, use its commercially reasonable efforts to obtain a "cold comfort" letter, dated as of a date reasonably proximate to the date of the underwriting agreement and the date of the closing under the underwriting agreement, from Packaging Dynamics' independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as Holder's Counsel or the managing underwriter reasonably request;

         (i) notify each seller of such Registrable Securities and each underwriter participating in the disposition of such Registrable Securities of any stop order or other suspension of effectiveness of the registration statement and use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement as soon as practicable;

         (j) use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Packaging Dynamics are then listed.

         Packaging Dynamics may require the Holder to furnish to Packaging Dynamics such information regarding the distribution of such securities as Packaging Dynamics may from time to time reasonably request in writing.

         The Holder agrees that, upon receipt of any notice from Packaging Dynamics of the happening of any event of the kind described in Section 5(f) hereof, the Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until the Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5(f) hereof and, if so directed by Packaging Dynamics, the Holder shall deliver to Packaging Dynamics (at Packaging Dynamics' expense) all copies, other than permanent file copies then in the Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event Packaging Dynamics shall give any such notice, Packaging Dynamics shall extend the period during which such registration statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 5(b)) by the number of days of the period from and including the date of the giving of such notice pursuant to Section 5(f) hereof to and including the date when the Holder shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 5(f).

6.       REGISTRATION EXPENSES.

         Packaging Dynamics shall pay all expenses (other than underwriting discounts and commissions of the Approved Underwriters or of the Company Underwriter applicable to the Holder and the holders of registrable securities or fees and expenses of any counsel (other than as permitted below), accountants or other persons retained or employed by the Holder) arising from or incident to its performance of, or compliance with, this Agreement, including, without limitation, (i) required SEC, stock exchange and National Association of Securities Dealers, Inc. registration and filing fees, (ii) all fees and expenses incurred in complying with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) all printing (including expenses of printing prospectuses if such printing is reasonably requested by the Holder), messenger and delivery expenses, (iv) the fees and disbursements of counsel to Packaging Dynamics and of its independent public accountants and any other accounting and legal fees and expenses incurred by Packaging Dynamics (including, without limitation, any expenses arising from any special audits or "cold comfort" letters required by or incident to any registration or qualification), (v) internal expenses (including, without limitation, all salaries and expenses of officers and employees performing legal or accounting duties), (vi) the reasonable fees and expenses of any special experts retained by Packaging Dynamics in connection with any registration pursuant to the terms of this Agreement, regardless of whether such registration statement is declared effective, and (vii) any liability insurance or other premiums for insurance obtained by Packaging Dynamics in connection with any registration, in each case, regardless of whether such registration is declared effective. All of the expenses described in this
Section 6 are herein called "Registration Expenses."

7.       INDEMNIFICATION; CONTRIBUTION

         7.1 Indemnification by Packaging Dynamics. Packaging Dynamics agrees to indemnify, to the full extent permitted by law, the Holder, his agents, and any investment adviser thereof from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal expenses) arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or notification or offering circular (as amended or supplemented if Packaging Dynamics shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. The indemnification agreement contained in this Section 7.1 shall not apply to statements or omissions made in reliance upon and in conformity with information furnished in writing to Packaging Dynamics by the Holder expressly for use therein. The indemnification agreement contained in this Section 7.1 with respect to any preliminary prospectus shall not inure to the benefit of any person from whom the person asserting any such losses, claims, damages, liabilities or expenses purchased the Registrable Securities that are the subject thereof (or to the benefit of any person controlling such person) if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected in the prospectus, as then amended or supplemented, and such person failed to deliver a copy of the amended or supplemented prospectus to the person asserting such loss, claim, damage, liability or expense after Packaging Dynamics had furnished such person with copies of the same; provided, however, that Packaging Dynamics shall have provided such amended or supplemental prospectus within a reasonable period prior to such sale. Packaging Dynamics shall also indemnify any underwriters of the Registrable Securities, their officers, directors and employees and each person who controls such underwriters (within the meaning of the Act and the Exchange
Act) to the same extent as provided above with respect to the indemnification of the Holder.

         7.2 Indemnification by the Holder. In connection with any registration statement in which the Holder is participating pursuant to Sections 2 or 3 hereof, the Holder shall furnish to Packaging Dynamics in writing such information and affidavits with respect to the Holder as Packaging Dynamics may reasonably request for use in connection with any such registration statement, preliminary prospectus or prospectus (or amendment or supplement thereof) and the Holder agrees to indemnify, to the same extent and subject to the same exceptions and limitations as set forth in the foregoing indemnity from Packaging Dynamics to the Holder, Packaging Dynamics, any underwriter retained by Packaging Dynamics and their respective directors, officers, employees and each person who controls Packaging Dynamics or such underwriter (within the meaning of the Act and Exchange Act), but only with respect to any such information furnished in writing by the Holder for use therein.

         7.3 Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder (the "Indemnified Party") agrees to give prompt written notice to the indemnifying party (the "Indemnifying Party") after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure so to notify the Indemnifying Party shall relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder only to the extent that it is materially prejudiced by such delay or failure. In case notice of commencement of any such action shall be given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party, (iii) the named parties to any such action (including any impleaded parties) have been advised by their counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party. In the instances listed in the previous sentence, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party, but will not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all Indemnified Parties with respect to such claim. The Indemnified Party shall not be required to consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. The Indemnifying Party shall not be liable for any settlement entered into without its consent, which consent shall not be unreasonably withheld, conditioned or delayed.

         7.4 Contribution. If the indemnification provided for in this Section 7 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7.1, 7.2 and 7.3, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person.

8.       PARTICIPATION IN UNDERWRITTEN REGISTRATIONS.

         The Holder may not participate in any underwritten registration hereunder unless the Holder (a) agrees to sell the Holder's Registrable Securities on the basis provided in any underwriting arrangements entered into in accordance with this Agreement and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, custody agreements and other documents reasonably required under the terms of such underwriting arrangements and (c) agrees to pay their pro rata portion of all underwriting discounts and commissions of Approved Underwriters or the Company Underwriter.

9.       COVENANT OF THE HOLDER.

         Subject to the provisions of this Agreement relating to Registration Expenses, the Holder by his acceptance of the Registrable Securities agrees to reasonably cooperate with Packaging Dynamics in connection with the preparation and filing of any registration statement hereunder.

10.      RULE 144.

         Packaging Dynamics covenants that it shall file any reports required to be filed by it under the Act, the Exchange Act and the rules and regulations adopted by the SEC thereunder and that it shall take such further action as the Holder may reasonably request (including providing any information necessary to comply with Rule 144 or Rule 144A under the Act), all to the extent required from time to time to enable the Holder to sell Registrable Securities without registration under the Act within the limitation of the exemptions provided by (a) Rule 144 or Rule 144A under the Act, as such rules may be amended from time to time, or (b) any similar rules or regulations hereafter adopted by the SEC.

11.      DISPOSITION OF REGISTRABLE SECURITIES.

         Except as otherwise provided in Sections 3 and 13 herein, the Holder agrees that he will not sell, transfer or dispose of any Registrable Securities prior to the first anniversary of the date hereof. The Holder further agrees that prior to making any voluntary disposition of any Registrable Securities (other than a disposition to Packaging Dynamics, pursuant to an effective registration statement under the Act as permitted by this Agreement or pursuant to Rule 144 under the Act; provided, however, that prior to making any voluntary disposition of any Registrable Securities pursuant to Rule 144 under the Act, the Holder shall provide to Packaging Dynamics an opinion (in form and substance reasonably satisfactory to Packaging Dynamics) of counsel to Holder reasonably satisfactory to Packaging Dynamics, that such voluntary disposition satisfies the requirements of Rule 144 under the Act), such holder will give written notice to Packaging Dynamics, describing the manner of such proposed disposition. The Holder further agrees that such proposed disposition will not be effected until:

         (a) Packaging Dynamics has notified the Holder that either: (i) in the opinion of counsel reasonably acceptable to Packaging Dynamics, no registration of such Registrable Securities under that Act is required in connection with such proposed disposition; or (ii) a registration statement under the Act covering such proposed disposition has been filed by Packaging Dynamics with the SEC and has become effective under the Act; and

         (b) Packaging Dynamics has notified the Holder that either: (i) in the opinion of counsel reasonably acceptable to Packaging Dynamics no registration or qualification under the securities or "blue sky" laws of any state is required in connection with such proposed disposition; or (ii) compliance with applicable state securities or "blue sky" laws has been effected.

         Packaging Dynamics will use its commercially reasonable efforts to respond to any such notice from the Holder within five (5) business days after receipt thereof; provided, however, if Packaging Dynamics does not respond to the Holder within such period, Packaging Dynamics shall be deemed to have consented to such voluntary disposition.

         In the case of any proposed disposition under this Section 11, Packaging Dynamics will use its commercially reasonable efforts to comply with any such applicable state securities or "blue sky" laws, but shall in no event be required, in connection therewith, to qualify to do business in any state where it is not then qualified to do business or to take any action that would subject it to tax or to the general service of process in any state where it is not then subject. The restrictions on transfer contained in this Section 11 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement.

12.      LEGEND ON CERTIFICATES.

         Each certificate representing Registrable Securities which are subject to this Agreement shall be endorsed with the following legend (in addition to any legend required by applicable state securities or "blue sky"
laws):

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). NO SALE, TRANSFER OR OTHER DISPOSITION OF SUCH SECURITIES SHALL BE VALID OR EFFECTIVE UNLESS EFFECTED IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS AND THE RESTRICTIONS ON TRANSFER SET FORTH IN A REGISTRATION RIGHTS AGREEMENT DATED AS OF SEPTEMBER 14, 2004, AND ANY AMENDMENTS THERETO, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH REGISTRATION RIGHTS AGREEMENT."

         Any stock certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon the completion of a public distribution of securities of Packaging Dynamics represented thereby) shall also bear such legend, unless in the opinion of counsel, reasonably acceptable to Packaging Dynamics, the Registrable Securities represented thereby need no longer be subject to restrictions contained in Section 11 of this Agreement. Packaging Dynamics agrees that it will not transfer on its books any certificate for Registrable Securities in violation of the provisions of this Agreement.

13.      TAG-ALONG RIGHTS.

         In the event of a proposed sale or series of related sales (other than pursuant to an effective registration statement under the Act permitted by this Agreement or pursuant to Rule 144) by Packaging Investors or its Affiliates of Common Stock that represents in the aggregate more than 15.0% of the shares of Common Stock owned by Packaging Investors on the date hereof (a "Tag-Along Sale") to any person (other than to the Holder, pursuant to Rule 144, pursuant to an effective registration statement under the Act or to Packaging Investors' members, partners or stockholders) (a "Third-Party Purchaser"), the Holder shall have the right (but not the obligation) (such right, the "Tag-Along Right") to require, as a condition to such sale or sales, Packaging Investors to cause the Third-Party Purchaser to simultaneously purchase the same percentage of Registrable Securities then held by the Holder as the number of shares of Common Stock being sold in such sale or sales by Packaging Investors represents to the aggregate number of shares of Common Stock then held by Packaging Investors (the "Tag-Along Interest") for a per-share amount equal to the per-share amount being paid by the Third-Party Purchaser to Packaging Investors (the "Tag-Along Price"). Prior to completing a Tag-Along Sale, Packaging Investors shall promptly give written notice to the Holder (the "Tag-Along Notice") setting forth Packaging Investors' intent to complete a Tag-Along Sale, the Tag-Along Price and the Tag-Along Interest. The Holder may exercise his Tag-Along Right by delivering written notice of his election to sell his Registrable Securities to Packaging Investors within fourteen (14) days after receipt of the Tag-Along Notice. Delivery of such notice by the Holder shall constitute the agreement of the Holder to sell its Tag-Along Interest to the Third-Party Purchaser at the Tag-Along Price and otherwise on the same terms and conditions as apply to the Tag-Along Sale (the "Tag-Along Terms") and the agreement of Packaging Investors to cause the Third-Party Purchaser to purchase the Holder's Tag-Along Interest at the Tag-Along Price and upon the Tag-Along Terms.

14.      ELECTION OF DIRECTORS.

         14.1 Nominees. Until the date on which the Holder shall cease to own at least 5.0% of the outstanding shares of Common Stock, at each annual meeting of stockholders of Packaging Dynamics, Packaging Dynamics will nominate or cause to be nominated the Holder for election to the Board.

         14.2 Election. The Holder and Packaging Investors agree that until the date (i) on which Packaging Investors shall cease to own at least 20.0% of the outstanding shares of Common Stock, the Holder shall vote any shares of Common Stock then owned by him to nominate and elect the individual designated by Packaging Investors for election to the Board as a director of Packaging Dynamics, and (ii) on which the Holder shall cease to own at least 5.0% of the outstanding shares of Common Stock, Packaging Investors shall vote any shares of Common Stock then owned by it to nominate and elect the Holder as a director of Packaging Dynamics.

15.      MISCELLANEOUS

         15.1 Recapitalization, Exchanges, etc., Affecting Packaging Dynamics' Capital Stock. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to any and all common stock of Packaging Dynamics or any successor or assign of Packaging Dynamics (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger consolidation, sale of assets or otherwise) to enter into a new registration rights agreement with the Holder on terms substantially the same as this Agreement as a condition of any such transaction.

         15.2 Enforceability. Each of the Holder and Packaging Dynamics represents and warrants to the other that this Agreement has been duly executed and delivered by each of them and, assuming due and valid authorization, execution and delivery by the other party and Packaging Investors, constitutes their legal, valid and binding obligation enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         15.3 No Inconsistent Agreements. Packaging Dynamics shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holder in this Agreement.

         15.4 Remedies. The Holder, in addition to being entitled to exercise all rights granted by law (including recovery of damages), shall be entitled to specific performance of his rights under this Agreement. Packaging Dynamics agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense that a remedy at law would be adequate in any action for specific performance.

         15.5 Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be modified, amended, supplemented, canceled, or discharged, and waivers or consents to departures from the provisions hereof may not be given unless Packaging Dynamics has consented in writing thereto and has obtained the written consent of the Holder. In addition, Sections 3, 13, 14, 15.5 through 15.15, inclusive, may not be modified, amended, supplemented, canceled, or discharged without the prior written consent of Packaging Investors.

         15.6 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage prepaid) or guaranteed overnight delivery to the following addresses (or to such other addresses which any party shall designate in writing to the other parties):

                  if to Packaging Dynamics, to:

                  Packaging Dynamics Corporation
                  3900 West 43rd Street
                  Chicago, Illinois 60632
                  Attn: Frank V. Tannura

                  with a copy (which shall not constitute notice to Packaging Dynamics), to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  333 West Wacker Drive
                  Suite 2100
                  Chicago, Illinois 60606
                  Attn: William R. Kunkel, Esq.

                  if to the Holder, to:

                  Mr. Gaby A. Ajram
                  c/o Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. One Securities Centre
                  Suite 400
                  3490 Piedmont Road
                  Atlanta, Georgia 30305
                  Attn: Albert L. Labovitz, Esq.

                  with a copy (which shall not constitute notice to the Holder), to:

                  Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
                  One Securities Centre
                  Suite 400
                  3490 Piedmont Road
                  Atlanta, Georgia 30305
                  Attn: Albert L. Labovitz, Esq.

                  if to Packaging Investors, to:

                  Packaging Investors, L.P.
                  c/o Group III 31, L.L.C.
                  201 Main Street
                  Suite 3100
                  Fort Worth, Texas 76102
                  Attn: Kevin G. Levy

         15.7 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. The rights and obligations of this Agreement may not be assigned or delegated by the Holder without the prior written consent of Packaging Dynamics. Prior to the transfer of any Common Stock by Packaging Investors to its members, partners or stockholders, Packaging Investors shall cause such transferees to be bound by the terms of this Agreement to the same extent as Packaging Investors.

         15.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         15.9 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever, the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

         15.10 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Delaware applicable to contracts executed and to be wholly performed within such State.

         15.11 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         15.12 Mediation.

                  15.12.1 The parties to this Agreement agree that any and all disputes, controversies or claims (each, a "Dispute") arising out of or relating to this Agreement, or the breach hereof, shall be submitted for mediation in a mutually agreeable location. Any party may commence mediation by providing to each of the other parties a written request for mediation (a "Dispute Notice"), setting forth the subject of the dispute and the relief requested. The parties will cooperate with one another in selecting a mediator from a panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or court proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

                  15.12.2 If the Dispute has not been resolved in accordance with Section 15.12.1 within ninety (90) calendar days after receipt of a Dispute Notice, then any of the parties may take any action or exercise any remedy available to it by appropriate legal proceedings against the other parties.

                  15.12.3 Notwithstanding the foregoing, the Holder shall not be required to submit to mediation any request for injunctive or similar relief for violation or alleged violation by the Company or Packaging Investors of the provisions of this Agreement.

         15.13 Jurisdiction.

                  15.13.1 The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought in the courts of the State of Delaware or in the U.S. District Courts located in the State of Delaware and Packaging Dynamics, the Holder and Packaging Investors hereby irrevocably accept the exclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding.

                  15.13.2 In addition, Packaging Dynamics, the Holder and Packaging Investors each hereby irrevocably waives, to the fullest extent permitted by law, any objection which it or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in the State of Delaware or the U.S. District Courts located in the State of Delaware, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in any such court has been brought in an inconvenient forum.

         15.14 Dispute Costs. In the event of a Dispute which is ultimately resolved by a court of competent jurisdiction, the non-prevailing parties will reimburse the prevailing party for its reasonable costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with such action.

         15.15 Arm's-Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions, and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and
(f) this Agreement is the result of arm's-length negotiations conducted by and among the parties and their respective counsel.

         15.16 Entire Agreement. This Agreement, the Acquisition Agreement and the other documents delivered at the closing of the transactions contemplated by the Acquisition Agreement contain the entire understanding of the Packaging Dynamics and the Holder in respect of their subject matter and supersede all prior agreements and understanding (oral or written) between or among such parties with respect to such subject matter.

         WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

                                           PACKAGING DYNAMICS CORPORATION


                                           By: /s/ Frank V. Tannura
                                               -------------------------------
                                               Name:  Frank V. Tannura
                                               Title: Chairman


                                           By: /s/ Gaby A. Ajram
                                               -------------------------------
                                               GABY A. AJRAM, individually



With respect to Sections 3, 13, 14, 15.5 through 15.15, inclusive, only:

PACKAGING INVESTORS, L.P.


By: /s/ Kevin G. Levy
    ----------------------------
    Name:  Kevin G. Levy
    Title: Vice President of General Partner